 FAX (303) 623-4258

621 SEVENTEENTH STREET

SUITE 1550

DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of QEP Resources, Inc. of our appraisal reports for QEP Energy Company (formerly, Questar Exploration and Production Company) as of the years ended December 31, 2009, 2008 and 2007 originally included in the Annual Report on Form 10-K of QEP Resources, Inc. (formerly, Questar Market Resources, Inc.) filed with the Securities and Exchange Commission on March 8, 2010.

/s/ Ryder Scott Company

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

June 23, 2010

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS — TBPE FIRM LIC. NO. F-1580